Exhibit 10.2(1)(e)

FIFTH AMENDMENT
TO THE
A. H. BELO
SAVINGS PLAN

A. H. Belo Corporation, a Delaware corporation (the “Company”), pursuant to its authority to amend the A. H. Belo Savings Plan (the “Plan”) contained in Article 15 of the Plan, hereby adopts this Fifth Amendment to the A. H. Belo Savings Plan as amended and restated January 1, 2015 (the “Plan”) effective as provided herein.

1.Section 7.3 of the Plan is amended and restated and replaced in its entirety effective on and after December 31, 2018 to read as follows:

7.3Hardship Distributions.

(a)General Rule for Hardship Distributions made prior to January 1, 2019.

(i)A Participant who has not terminated employment may request a distribution from his Deferral Contribution Account or his Rollover Account in the event of his hardship prior to January 1, 2019; provided, however that a Participant who was a participant in the Denton Publishing Company Retirement Plan on December 31, 1999, may request such a distribution only with respect to his Deferral Contributions made after December 31, 1999, or his Rollover Account.  A hardship distribution taken prior to January 1, 2019 will be on account of hardship only if the distribution is necessary to satisfy an immediate and heavy financial need of the Participant, as defined below, and satisfies all other requirements of this Section 7.3(a) through (c), (g) and (h).  Pursuant to Section 3.1(b) or Section 3.2(b), whichever applies, a Participant’s Deferral Contributions will automatically be suspended for a six-month period after the date on which such Participant receives a distribution on account of hardship, except that a hardship distribution taken between July 1, 2018 and December 31, 2018 shall only result in a Participant's Deferral Contributions ceasing until December 31, 2018, and for such hardship distributions, the Participant's Deferral Contributions shall resume automatically on compensation earned on or after January 1, 2019 unless the Participant elects to not resume such Deferral Contributions as of January 1, 2019.

(ii)Alternate Payees are not eligible for a hardship distribution from the Plan.

(b)Deemed Financial Need for Hardship Distribution made prior to January 1, 2019.  For purposes of subsections (a) through (c) of this Section 7.3, a hardship distribution requested prior to January 1, 2019 is made on account of an immediate and heavy financial need of the Participant only if the distribution is for (i) the payment of expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 10% of adjusted gross income); (ii) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); (iii) the payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his spouse, children or dependents (as defined in Code section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code sections 152(b)(1), 152(b)(2) or 152(d)(1)(B)); (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; (v) the payment of burial or funeral expenses of the Participant’s deceased parent, spouse, children or dependents (as defined in Code section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code section 152(d)(1)(B)); or (vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income) and for hardship withdrawal requests on a casualty loss shall be determined without regard to Code section 165(h)(4) and whether the loss exceeds 10% of adjusted gross income.

(c)Reasonable Reliance Test for Hardship Distributions made prior to January 1, 2019.  A hardship distribution request made prior to January 1, 2019 will be considered necessary to satisfy an immediate and heavy financial need of the Participant only if all three of the following requirements are satisfied:  (i) the distribution is not in excess of the amount required to relieve the immediate and heavy financial need of the Participant (taking into account the taxable nature of the distribution); (ii) the Participant represents in writing, in accordance with procedures established by the Committee, that the need cannot be relieved in whole or in part through reimbursement or compensation by insurance or otherwise, by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, by cessation of Deferral Contributions under the Plan, or by distributions other than hardship distributions or nontaxable (at the time of the loan) loans from the Plan and any other plans maintained by any Controlled Group Member or any other entity by which the Participant is employed, or relieved in whole by borrowing from commercial sources on reasonable commercial terms; and (iii) the Committee determines that it can reasonably rely on the Participant’s representation.

 (d)General Rule for Hardship Distributions made on or after January 1, 2019.

(i)A Participant who has not terminated employment may request a hardship distribution on or after January 1, 2019 from his Deferral Contribution Account or his Rollover Account in the event of his hardship; provided, however that a Participant who was a participant in the Denton Publishing Company Retirement Plan on December 31, 1999, may request such a distribution only with respect to his Deferral Contributions made after December 31, 1999, or his Rollover Account.  A distribution will be on account of hardship only if the distribution is necessary to satisfy an immediate and heavy financial need of the Participant, as defined below, and satisfies all other requirements of subsections (d) through (h) of this Section 7.3.  Pursuant to Section 3.1(b) or Section 3.2(b), whichever applies.

(ii)Alternate Payees are not eligible for a hardship distribution from the Plan.

(e)Deemed Financial Need for Hardship Distributions made on or after January 1, 2019.  For purposes of subsections (d) through (f) of this Section 7.3, a hardship distribution requested on or after January 1, 2019 is made on account of an immediate and heavy financial need of the Participant only if the distribution is for (i) the payment of expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 10% of adjusted gross income) for the Participant, spouse, child or dependent or Primary Beneficiary; (ii) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); (iii) the payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his spouse, children or dependents (as defined in Code section 152 or for the Participant's Primary Beneficiary and, for taxable years beginning on or after January 1, 2005, without regard to Code sections 152(b)(1), 152(b)(2) or 152(d)(1)(B)); (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; (v) the payment of burial or funeral expenses of the Participant’s deceased parent, spouse, children or dependents (as defined in Code section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code section 152(d)(1)(B)) or for the Participant's deceased Primary Beneficiary; (vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income) and determined without regard to Code section 165(h)(5); or (vii) for expenses and losses incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act; Pub. L. 100-707, provided that the Participant's principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA as eligible for individual assistance with respect to the disaster. Such distribution shall be limited to the amount necessary to satisfy an immediate and heavy financial need and which is not in excess of the amount of such need (including any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

(f)Reasonable Reliance Test for Hardship Distributions made on or after January 1, 2019.  A hardship distribution requested on or after January 1, 2019 will be considered necessary to satisfy an immediate and heavy financial need of the Participant only if all three of the following requirements are satisfied:  (i) the distribution is not in excess of the amount required to relieve the immediate and heavy financial need of the Participant (taking into account the taxable nature of the distribution); (ii) the Participant represents in writing, in accordance with procedures established by the Committee, that the need cannot be relieved in whole or in part through cash or other liquid assets, by distributions other than hardship distributions from the Plan and any other plans maintained by any Controlled Group Member or any other entity by which the Participant is employed; and (iii) the Committee determines that it can reasonably rely on the Participant’s representation.

(g)Accounts Funding Hardship Withdrawals.  A hardship withdrawal approved under either subsections (a) through (c) or (d) through (f) of Section 7.3 shall be paid pro-rata out of the following accounts to the extent the Participant has funds in such accounts:

•	Deferral Contribution Account – Pre-tax contribution subaccount (Employee Pre-Tax);
•	Deferral Contribution Account – ROTH contribution subaccount (ROTH Basic);
•	Unmatched Compensation deferral;
•	Rollover;
•	After-tax Rollover;
•	ROTH Rollover.

(h)Minimum Hardship Withdrawal.  A hardship withdrawal under subsections (a) through (c) or (d) through (f) of this Section 7.3 shall only be permitted in an amount greater than or equal to $500 and only in $100 increments above such $500 minimum. A request for hardship withdrawal which is not in such an increment shall be rounded down to the next lowest $100 increment above $500, or to $500.

2.Section 1.32B is added to the Plan immediately following Section 1.32A to read as follows:

1.32B Primary Beneficiary. For purposes of Section 7.3, the Primary Beneficiary shall mean the individual who is properly named the beneficiary on a beneficiary designation or who is the beneficiary under Article 8 of the Plan and who has an unconditional right, upon the Participant's death, to all or a portion of the Participant's Account under the Plan.

3.No other provision of the Plan is amended by this Fifth Amendment to the Plan.

Executed at Dallas, Texas, this 27 day of November, 2018.

4/30/2019

A. H. BELO CORPORATION

	By:	/s/	Katy Murray
	Name:		Katy Murray
	Title:		Chief Financial Officer